Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-268575) on Form S-8 and (No. 333-275572) on Form S-3 of our report dated March 28, 2022, except as to Notes 1A, 1T, 3, 9, 17, and 19, as to which the date is August 2, 2022, and except as to Notes 1Q and 16, as to which the date is March 27, 2023, with respect to the consolidated financial statements of Leonardo DRS, Inc., which report appears in the December 31, 2023 annual report on Form 10-K of Leonardo DRS, Inc.

/s/ KPMG LLP
McLean, Virginia
February 27, 2024